Exhibit 10.215

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (the “Supply Agreement”) is made and entered into as of January 23, 2003, by and between CYGNUS, INC., a Delaware corporation with its principal place of business at 400 Penobscot Drive, Redwood City, California 94063 (“Cygnus”) and SANKYO PHARMA INC., a Delaware corporation with its place of business at Two Hilton Court, Parsippany, New Jersey 07054 (“Sankyo”).  Cygnus and Sankyo are referred to herein individually as a “party” and collectively as the “parties.”

RECITALS

WHEREAS:

A.            The parties entered into a Sales, Marketing and Distribution Agreement on and effective July 8, 2002 relating to the sales, marketing and distribution in the United States of Cygnus’ reverse iontophoresis glucose monitoring products (the “Sales, Marketing and Distribution Agreement”); and

B.            The Sales, Marketing and Distribution Agreement provides for a Supply Agreement to be executed, containing the terms and conditions set forth in Section 5.4 of the Sales, Marketing and Distribution Agreement and other such terms and conditions that are customarily found in an agreement of this nature;

NOW, THEREFORE, for good and valid consideration, the parties agree to the following terms and conditions set forth herein:

1.             DEFINITIONS

1.1           Except as specifically provided otherwise, capitalized terms used in this Supply Agreement, whether used in the singular or plural, shall have the meanings set forth in the Sales, Marketing and Distribution Agreement unless specifically defined in this Supply Agreement.

2.                                      SUPPLY OF PRODUCT

2.1           Exclusive Supply. Except as set forth in Section 2.1(i) of the Sales, Marketing and Distribution Agreement and Section 2.12 of this Supply Agreement, Cygnus shall exclusively supply Sankyo the Product for sale in the Territory as provided in, and during the Term of, the Sales, Marketing and Distribution Agreement.

2.2           Forecasts and Purchase Orders.  Section 5.4(d) of the Sales, Marketing and Distribution Agreement notwithstanding, commencing on September 1, 2002, on a monthly basis thereafter on the first day of each calendar month, Sankyo will provide Cygnus a written binding, noncancellable and non-changeable Purchase Order (PO), referencing this Supply Agreement, for the fourth subsequent calendar month from the date of the PO and a written rolling twenty-four (24) month forecast for the fifth (5th) through twenty-eighth (28th) subsequent calendar months from the date of the PO for the Product in the Territory. (By way of explanation and example, on January 1, 2003, the PO is for the calendar month of April 2003, and the rolling twenty-four (24) month forecast will be for the months of May 1, 2003 through April 30, 2005.)   If a written PO for the fourth subsequent month is not received after eight (8) calendar days following the first day of the calendar month, then the forecast amount for that corresponding month as specified on the most recent twenty-four (24) month rolling forecast will automatically become the amount of the PO and such amount will be binding, noncancellable and non-changeable, unless both parties mutually agreed in writing. Except as specified above, the rolling twenty-four (24) month forecasts for the fifth (5th) through twenty-eighth (28th) subsequent months are nonbinding; provided, however, that for long-lead time components (i.e., such components having an ordering lead time of greater than four (4) months) Sankyo shall be responsible for covering the costs of noncancellable, commercially reasonable orders for long-lead time components in the event that such components cannot be utilized.  Additionally, any POs for a period of time not covered by the then-current Sales, Marketing and Distribution Plan cannot exceed the highest monthly forecast in the prior three (3) calendar months within the then-current Sales, Marketing and Distribution Plan. The parties recognize that forecasting for the first Sales Year is potentially variable.  Sankyo Pharma Inc. will use its commercially reasonable efforts to provide accurate forecasting during the first Sales Year and throughout the Term of the Sales, Marketing and Distribution Agreement, and Cygnus agrees to use its commercially reasonable efforts using equipment capacity and staffing current at the time the PO is provided to accommodate requirements beyond one hundred and twenty percent (120%) of firm orders during the first Sales Year and throughout the Term of the Sales, Marketing and Distribution Agreement, subject to Section 2.11 of this Supply Agreement.

2.3           Acceptance of POs. Within seven (7) calendar days after receipt of a PO from Sankyo or within seven (7) calendar days after the first day of a calendar month in which no written PO is received, as set forth in Section 2.2 of this Supply Agreement, Cygnus will provide Sankyo a written acceptance of the PO and a firm delivery schedule.  In the event that there is no response from Cygnus and if the PO is not greater by twenty percent (20%) or less by ten percent (10%) than the amount for that corresponding month as specified on the most recent twenty-four (24) month rolling forecast, the PO shall be deemed accepted.

2.4           Payment and Acceptance of Product. Sankyo will pay Cygnus fifty percent (50%) of the Transfer Price at the time of acceptance of the POs by Cygnus, the acceptance of which will be indicated by written notice from Cygnus, as set forth in Section 2.3 of this Supply Agreement, accompanied by an invoice for this initial fifty percent (50%) of payment. Cygnus will issue additional invoices to Sankyo for the remaining amounts, which Sankyo will pay upon Sankyo’s acceptances of shipments, provided however, that, if Cygnus does not ship Product in the scheduled month as set forth on an accepted PO, and such delay in shipment is not at the request of Sankyo, then Sankyo is not obligated to pay Cygnus for any further shipments set forth on this PO until all Product covered by this PO has been received and accepted by Sankyo.

2.5           Invoices for shipments must contain specific lot information. Sankyo will pay Cygnus only for amounts of Product actually accepted by Sankyo.  Sankyo shall have seven (7) calendar days following the date on which the Product is received to reject such Product only in the event that all or part of the shipment fails to conform to the applicable specification documentation.  Sankyo shall provide written notice to Cygnus within such seven (7) calendar day period specifying the manner in which all or part of such shipment fails to meet the specification documentation.  If Cygnus and Sankyo disagree on whether a rejection is valid, the matter will be determined by an independent third-party expert and the parties shall bear equally the costs and expenses of such independent third-party expert. In the event that no such notification is received, the Product shall be deemed accepted and payment shall be due.  If, however, Sankyo rejects a shipment or portion thereof within such seven (7) calendar day period in accordance with the terms hereof, Cygnus, at Cygnus’ sole election, may replace the rejected Product or correct any deficiencies in the Product.  The warranties given by Cygnus in the Sales, Marketing and Distribution Agreement shall survive any failure by Sankyo to reject the Product under this Section 2.4.

2.5           Shipping.  Cygnus will use its reasonable commercial efforts to ship and deliver such ordered Product on or before the date requested.  Cygnus will ship the Product F.O.B. destination, freight prepaid to Sankyo or to Sankyo’s designated agent.  An Advance Shipping Notice (ASN) must be sent to Sankyo and to Sankyo’s agent prior to the shipment of any goods.

2.6           Pricing and Payments. The Transfer Price at which Cygnus will sell trade Product to Sankyo will be for the first *** following the Product Launch, the greater of *** of the published Wholesale Acquisition Cost or the amounts set forth in Exhibit A hereto, for the subsequent ***, the greater of *** of the published Wholesale Acquisition Cost or the amounts set forth in Exhibit A hereto, and thereafter for the remaining Calendar Quarters in the initial Term, the greater of *** of the published Wholesale Acquisition Cost or the amounts set forth in Exhibit A hereto.   From time to time, the parties may amend the amounts set forth in Exhibit A as mutually agreed to in writing. If this Agreement is extended pursuant to Section 11.1 of the Sales, Marketing and Distribution Agreement, the parties will negotiate in good faith the Transfer Price for subsequent periods.

2.7           Pricing and Payments for Professional Samples and Practice Units. The price at which Cygnus will sell professional sample Product and practice unit Product to Sankyo will be Cygnus’ Product material and labor costs as set forth in Exhibit A hereto.  It is assumed that such Products are not intended for resale and that Sankyo will be responsible for reporting and paying any sales tax due on such Product.  Payment will be due and made as set forth in Section 2.4 of this Supply Agreement. Sankyo will distribute such professional sample Product and practice unit Product in accordance with applicable laws and regulations.

2.8           Inventory. To ensure that there is no interruption of supply of Product to Sankyo’s customers, Sankyo will maintain a minimum of three (3) months inventory during the first three (3) Sales Years and a minimum of two (2) months inventory during the next three (3) Sales Years.  From time to time, as reasonably requested by Cygnus, Sankyo will provide Cygnus with inventory level updates.

2.9           Product Changes.  For all changes to the Product, including Product packaging, requested by Sankyo, Sankyo will provide Cygnus a request for such change.  Cygnus will then provide within thirty (30) calendar days after receipt of such request for change the following items:  (a) the implementation date, which may then be negotiated upon by the parties and which shall be mutually agreed upon by the parties in writing, (b) the impact to Cygnus’ on-hand and on-order

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Product and components, and (c) the associated costs.  Sankyo will then advise Cygnus of its acceptance or rejection within fifteen (15) calendar days after receipt of such information for the desired implementation plan. If accepted, Sankyo may provide funding for such implementation plan, subject to a separate agreement between the parties.

2.10         Minimum Product Trade Quantities for 2002.  For the three Calendar Quarters after the Product Launch in the Calendar Year 2002, Sankyo will purchase the minimum Product Trade amounts set forth in Exhibit B hereto.

2.11         Equipment Capacity. In the event that Sankyo’s twenty-four (24) month rolling forecasts would require Cygnus to add plant and/or equipment with costs in an excess of ***, then Cygnus will notify Sankyo of any such proposal to add plant and/or equipment in writing as well as the anticipated regulatory timeline, and Sankyo will notify Cygnus of its acceptance or rejection of such capacity expenditure and/or expansion in writing within thirty (30) calendar days of such notification. The parties recognize that such capacity expenditure and/or expansion may result in regulatory filings and significant waiting periods for regulatory approvals.  Cygnus and Sankyo will mutually agree in advance in writing prior to any material capacity expenditure and/or expansion, timing and implementation, and any cost sharing associated with such capital expenditure and/or expansion.  In the event that such capacity expenditure and/or expansion is not agreed upon, then Sankyo’s forecasts cannot exceed the equipment capacity and staffing current at the time the forecast requiring such additional plant and/or equipment is provided by Sankyo.

2.12         Spare Parts.  Sankyo will not sell or distribute spare parts (wherein spare parts excludes the Biographer and the AutoSensor) to its customers.  Notwithstanding any provision to the contrary in the Sales, Marketing and Distribution Agreement and/or this Supply Agreement, Cygnus may (a) market, sell and distribute such spare parts, (b) any such sales of spare parts will not be included in Net Sales, and (c) no Sales and Marketing Fee will be due on any such sales of spare parts.

2.13         Consigned Inventory.  Sankyo will cause at least one of its customers to hold consigned inventory for Cygnus to cover (i) warranty replacements as set forth in Section 4.1 of this Supply Agreement and (ii) complimentary Product as directed by Cygnus.  Cygnus will pay Sankyo a handling fee and shipping costs when such consigned inventory is distributed.  Sankyo will provide Cygnus with monthly reports on the status of such consigned inventory.

3.             QUALITY

3.1           Quality Control Testing.  Prior to each shipment of the Product to Sankyo, Cygnus shall perform, or cause to be performed, quality control procedures that are executed to verify that the Product to be shipped conform to the Product specifications.  Each shipment of such Product to Sankyo shall be accompanied by the documentation set forth in the Quality Agreement.  Cygnus will provide the current Product specifications within ten (10) calendar days after execution of this Supply Agreement and will provide updated Product specifications to Sankyo within ten (10) calendar days of any change.

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

3.2           Quality Agreement.  The parties have developed and will periodically review a Quality Agreement that establishes the detailed expectations and procedures that govern the manufacturing, testing, release, sale and distribution of the Product. This Quality Agreement shall be incorporated into this Supply Agreement as Exhibit C.

4.             WARRANTY AND RETURNED PRODUCT

4.1           Cygnus shall not be responsible for any returns of the Product to Sankyo unless the Product is returned due to one or more of the following: (a) a defect in workmanship or materials; (b) any reason covered by the Product warranty; and (c) stale dating on the Product, defined as Product with less than six (6) months dating left until the printed expiration date, and said defect, reason or stale dating has been confirmed by Cygnus.  Sankyo will provide notice to Cygnus of all patient end user requests based on a defect in workmanship or materials and/or Product warranty reasons, and all patient end user requests based on a defect in workmanship or materials and/or Product warranty requests will be referred to Cygnus’ Technical Support, who will issue Return Merchandise Authorizations (RMAs) to Sankyo and/or its designee if appropriate. Product returned because of a defect in workmanship or materials or any reason covered by the Product warranty will be shipped to Cygnus for assessment of condition and processing of replacement or repair, at Cygnus’ sole discretion. In the event that Product having an expiration date are returned solely because of stale dating by Sankyo, Cygnus will provide replacement Product to Sankyo.  Sankyo will ship out Product having an expiration date on a first-expired, first-out basis.    The parties agree that returned Product may be remanufactured for use as samples or practice Product. Any such returns will not be deducted from Net Sales by Sankyo since Cygnus is providing free Product to Sankyo in such instances.  This Section 4.1 shall not supersede or otherwise limit the indemnity provisions in the Sales, Marketing and Distribution Agreement.

4.2           In the event that Product is returned to Sankyo by patient end users for reasons other than those set forth in Section 4.1 of this Agreement and such returns result in a refund from Sankyo that is passed on to the patient end user, Cygnus will provide replacement Product to Sankyo; however such returns will not be deducted from Net Sales by Sankyo since Cygnus is providing free Product to Sankyo in such instances.

5.             FAILURE TO SUPPLY

5.1           Supply of the Product. Cygnus shall use its commercially reasonable efforts to supply the Product (for trade purposes, practice units and professional samples) during the Term in sufficient quantities to meet forecasted amounts of demand set forth in the Sales, Marketing and Distribution Plan.  Cygnus will notify Sankyo in writing within ten (10) calendar days of becoming aware of any material problems relating to Cygnus’ inventory levels and/or ability to continue supply of the Product that would prevent Cygnus from fulfilling any accepted and open POs.  Additionally, on a monthly basis, Cygnus will provide Sankyo with a written shipping schedule for all accepted and open POs.   Additionally, Cygnus will, on a quarterly basis, inform Sankyo in writing of any material and unresolved problems relating to Cygnus’ inventory levels and ability to continue supply of the Products to meet the amount of Product for the next twelve (12) months as set forth in the most recent twenty-four (24) month rolling forecast.

5.2           Failure of Supply. Option to Manufacture.  In the event that for any reason (other than by a Force Majeure Act, as defined in Section 15.10 of the Sales, Marketing and Distribution Agreement), (i) Cygnus is unable to supply on a timely basis at least seventy-five percent (75%) of the volume of all ordered Product during a Calendar Quarter and (ii) such orders are not greater than the forecasted Product requirements included in the then current Sales, Marketing and Distribution Plan, then the Term of the Sales, Marketing and Distribution Agreement will be extended for twice the number of days Cygnus is unable to supply on a timely basis at least seventy-five percent (75%) of the volume of all ordered Product.  In the event that the failure to supply continues for six (6) months, then Sankyo has the option, at its sole discretion, to either terminate the Sales, Marketing and Distribution Agreement and thus this Supply Agreement pursuant to Section 11.4 of the Sales, Marketing and Distribution Agreement or exercise its right to manufacture or have manufactured the Product for sale in the Territory during the Term pursuant to Section 2.1 of the Sales, Marketing and Distribution Agreement.

6.             TERM AND TERMINATION

6.1           This Supply Agreement is coterminous with the Sales, Marketing and Distribution Agreement and the Term and Termination provisions set forth in that agreement govern this Supply Agreement.

7.                                      GENERAL

7.1           Amendment and Waiver.  Except as otherwise provided herein, any provision of this Supply Agreement may be amended and the observance of any provision of this Supply Agreement may be waived (either generally or in any particular instance and either retroactively or prospectively) only with the written consent of the parties.  The failure of either party to enforce its rights under this Supply Agreement at any time for any period shall not be construed as a waiver of such rights.

7.2           Entire Agreement. Extension of Time. This Supply Agreement supersedes all proposals, oral or written, all negotiations, conversations or discussions between or among parties relating to the subject matter of this Supply Agreement and all past dealing or industry custom, with the sole exception of a PO for 2002 second Calendar Quarter already submitted by Sankyo to Cygnus prior to the Effective Date of this Supply Agreement.  Furthermore, the parties agree that the execution of this Supply Agreement outside of the thirty (30) calendar day period set forth in Section 5.4(a) of the Sales, Marketing and Distribution Agreement does not constitute a breach of the Sales, Marketing and Distribution Agreement and that such execution date is acceptable to both parties.

7.3           Severability.  If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Supply Agreement shall otherwise remain in full force and effect and enforceable.

7.4           Interpretation.  The parties agree that the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Supply Agreement and that the terms and conditions of this Supply Agreement shall be construed fairly with respect to the parties hereto and shall not be construed in favor or against any one party regardless of which party was generally responsible for the preparation of this Supply Agreement.

7.5           Other General Provisions.  The General provisions set forth in the Sales, Marketing and Distribution Agreement shall also govern this Supply Agreement.

7.6           Conflicting Terms.  In ordering and delivering the Product, Sankyo and Cygnus may use their standard forms, however, nothing in such forms shall be construed to amend or modify the terms of this Supply Agreement.  In the event that there is a contradiction in terms and conditions between this Supply Agreement and the Sales, Marketing and Distribution Agreement terms and conditions, the terms and conditions of the Sales, Marketing and Distribution Agreement shall govern unless specifically designated herein.

IN WITNESS WHEREOF, the undersigned have caused this Supply Agreement to be executed by their duly authorized officers as of the date first written above.

CYGNUS, INC.

By:	/s/ John C Hodgman

Name:	John C Hodgman

Title:	Pres & CEO

SANKYO PHARMA INC.

By:	/s/ John P. Gargiulo

Name:	John P. Gargiulo

Title:	VP Marketing & Commercial OPS

EXHIBIT A

MINIMUM AMOUNT OF CYGNUS’ TRANSFER PRICE

 FOR TRADE PRODUCT

	First Sales Year	Second Sales Year	Third Sales Year and all Sales Years thereafter in the Term
GlucoWatch® G2TM Biographer Starter Kit	***	***	***
GlucoWatch® AutoSensors (price per individual AutoSensor)	***	***	***

CYGNUS’ TRANSFER PRICES FOR

PROFESSIONAL SAMPLES AND PRACTICE UNITS

GlucoWatch® G2TM Biographer Starter Kit	***
AutoSensors (each)	***
Practice G2TM Biographer	***

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B

2002 MINIMUM PRODUCT TRADE AMOUNTS

Second Calendar Quarter:	*** Biographer Starter Kits
*** AutoSensors

Third Calendar Quarter:	*** Biographer Starter Kits
*** AutoSensors

Fourth Calendar Quarter:	*** Biographer Starter Kits
*** AutoSensors

Resulting Total for 2002:	*** Biographer Starter Kits
*** AutoSensors

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.